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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                        OF AMERICAN RIVERS OIL COMPANY


     American Rivers Oil Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

     Article V shall be revised to read in its entirety as follows:

                                   ARTICLE V

          SECTION 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 200,000,000 shares, consisting of 180,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), and 10,000,000 shares of convertible restricted voting stock, par value $0.001 per share ("CRV Stock").

          SECTION 2. Each share of Common Stock of the Corporation shall have identical privileges in every respect. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock or any class or series of Preferred Stock, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock or any class or series of Preferred Stock have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

          SECTION 3. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

          (a)  the stated value thereof if different from the par value thereof;

          (b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as
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          a separate class either alone or together with the shares of one or more other classes or series of stock;

          (c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

          (d) whether the shares of such class or series shall be subject to redemption by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

          (e) the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (g) whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

          (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

          The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series,

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     except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

          SECTION 4. Each share of CRV Stock of the Corporation shall have identical privileges in every respect, as follows:

          (a) Voting Rights. Every holder of CRV Stock shall have one-half vote for every share of CRV Stock of which he or she is the registered holder. The holders of the CRV Stock shall be entitled to vote on all matters on which the holders of Common Stock are entitled to vote and the CRV Stock shall be considered the same class as Common Stock for such purposes.

          (b) Right to Designate Director. The holders of the CRV Stock shall be entitled at any one time to designate one additional member of the board of directors of the Corporation for one term as a director, which member shall be subject to the approval (not to be unreasonably withheld) of the then existing board of directors of the Corporation. Such member shall thereafter be subject to reelection by the holders of all of the shares of the Corporation entitled to vote in the election of directors.

          (c) Transfer. The CRV Stock shall only be transferable with the consent of the Board of Directors of the Corporation, such consent not to be unreasonably withheld.

          (d)  Conversion.

                    (1) Until all shares of CRV Stock shall have been converted, on the occurrence of each Sustained Production Level or Reserves Value (as applicable), the number of shares of CRV Stock that is equal to one-half the Applicable Number of Common Shares (as defined below) shall be converted into the Applicable Number of Common Shares plus such number of shares of Common Stock set out alongside each lower Sustained Production Level or Reserves Value (as applicable) which have not previously been issued. For purposes hereof, the "Applicable Number of Common Shares" means the number of shares of Common Stock set out alongside the relevant Sustained Production Level or Reserves Value in the table below.

               Sustained Production      Number of Shares of         Reserves
                      Level           Common Stock to be Issued        Value

                     8 mmcf/day                8,000,000                 N/A

                    12 mmcf/day                3,000,000                 N/A

                    16 mmcf/day                3,000,000                 N/A

                    20 mmcf/day                3,000,000          $34.15 million

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                24 mmcf/day                3,000,000            $37.5 million


               (2) If by the end of the period ending October 30, 2003 (the "Relevant Period"), none of the Sustained Production Levels shall have been attained, then at the end of such period each share of CRV Stock shall be converted into one-half of one share of Common Stock, for a total of 5,000,000 shares of Common Stock.

               (3) If by the end of the Relevant Period one or more of the Sustained Production Levels shall have been attained, but not all of the Common Stock shall have been issued as provided by paragraph (d)(1) above, then at the end of such period the balance of the shares of CRV Stock shall be canceled.

               (4) Any conversion pursuant to the rights granted by this paragraph (d) shall take effect:

                    (i) in the circumstances described in paragraphs (d)(1) to (d)(3), immediately on the attainment of the relevant Sustained Production Level or at the end of the Relevant Period (as applicable);

                    (ii) at no cost to the relevant holders and the shares to be issued upon such conversion shall be apportioned rateably (or as near thereto as may be practicable to avoid the apportionment of a fraction of a share) among the holders of that class;

                    (iii) forthwith after the date of conversion the Corporation shall issue to the persons entitled thereto certificates for the Common Stock;

                    (iv) the Common Stock issued shall in all respects rank as one uniform class of shares with all other shares of Common Stock of the Corporation;

                    (v) if, prior to the end of the Relevant Period, the Corporation should split or combine the outstanding Common Stock, recapitalize, or pay a dividend or other distribution on the outstanding Common Stock payable in common stock or other share capital of the Corporation or any other entity controlled by the Corporation, then the number of shares of Common Stock issuable under paragraph (d) shall be appropriately adjusted to reflect such split, combination, recapitalization, dividend or distribution.

               (5) For purposes of this paragraph, the following terms have the indicated meanings:

                    (i) "East Irish Sea Interests" has the meaning given in the Amended and Restated Sale and Purchase Agreement among Alliance Resources Plc and the shareholders of Difco Limited dated 23 September 1998.

                    (ii) "Reserves Value" means the net present value of the following reserves, bearing interest or discounted at the rate of ten percent (10%), as applicable, net of United Kingdom Corporation Tax, and determined in accordance with generally accepted reservoir engineering standards:

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                         (a) the proceeds previously received which are
                         attributable to the total volume of reserves produced and sold from the East Irish Sea Interests from and after January, 1998, less the aggregate amount of all capital expenditures and operating costs incurred since January 1, 1998, which are attributable to the East Irish Sea Interests, and

                         (b) the proceeds estimated to be received from the production and sale of the total volume of hydrocarbon reserves that geological and engineering data demonstrate, with a greater than fifty percent (50%) certainty, as determined by statistical means, to be recoverable from the East Irish Sea Interests in the future from known reservoirs under existing operating conditions based upon the most recent reserve report prepared by the Corporation's third party engineering firm, which report shall be prepared no less often than annually, less the aggregate amount of all capital expenditures and operating costs attributable to such reserves.

                    (iii) "Sustained Production Level" means sales of production attributable to the East Irish Sea Interests for a period of at least 90 consecutive days at rates equal to or in excess of the levels set out in the table in paragraph
                    (d)(1) above.

          (e) Dividends. Each share of the CRV Stock shall participate pari passu with the Common Stock in all dividends paid with respect to the Common Stock.

          (f) Liquidation. The CRV Stock shall participate pari passu with the Common Stock in all distributions or amounts paid upon the dissolution, liquidation or winding up of the Corporation.

     THIRD: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and a consent in writing signed by all of the holders of the outstanding shares of the Corporation.

     FOURTH: That the Certificate of Amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Laws of the State of Delaware.

     FIFTH: That the Certificate of Amendment shall become effective at 5:00 p.m. (EST) on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

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     IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 13th day of October, 1999.


                                        AMERICAN RIVERS OIL COMPANY

                                        By: /s/ Karlton Terry
                                           ------------------------------
                                           Karlton Terry, President

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